Exhibit 99.1

Copano Energy, L.L.C.
     FOR IMMEDIATE RELEASE

News Release

Contacts:	Matt Assiff, SVP & CFO
Copano Energy, L.L.C.
713-621-9547

Jack Lascar /jlascar@drg-e.com
Anne Pearson / apearson@drg-e.com
DRG&E / 713-529-6600

Copano Energy Announces Closing of Acquisition of
Cantera Natural Gas, LLC and Related Financings
     HOUSTON — October 19, 2007 — Copano Energy, L.L.C. announced today the closing of its previously announced acquisition of Denver-based Cantera Natural Gas, LLC for $612.6 million in cash (including $50.1 million of estimated net working capital and other closing adjustments) and 3,245,817 Copano Class D units issued to the seller in a private placement.
     Cantera’s assets consist primarily of a 51.0% managing member interest in Bighorn Gas Gathering, LLC and a 37.04% managing member interest in Fort Union Gas Gathering, LLC, which operate natural gas pipeline systems in Wyoming’s Powder River Basin. The Bighorn system includes approximately 238 miles of natural gas gathering pipelines, which deliver natural gas into the Fort Union system. The Fort Union system consists of an approximately 105-mile, 24” pipeline with a 62-mile loop.
     “We look forward to working with our new team in Denver to serve producers in the Powder River Basin as we continue to build Copano on a combined basis,” stated John Eckel, Chairman and Chief Executive Officer of Copano.
     The cash portion of the acquisition price was funded through a previously announced $335 million private placement of equity securities, and borrowings under an expanded $550 million revolving credit facility led by Bank of America, N.A., both of which also closed today.
     Houston-based Copano Energy, L.L.C. is a midstream natural gas company with natural gas gathering, intrastate pipeline and natural gas processing assets in Oklahoma, Texas and Wyoming.
     This press release may include “forward-looking statements” as defined by the Securities and Exchange Commission. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the company expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements are based on certain assumptions made by the company based on management’s experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the company, which may cause the company’s actual results to differ materially from those implied or expressed by the forward-looking statements. These risks include an inability to obtain new sources of natural gas supplies, the loss of key producers that supply natural gas to the company, key customers reducing the volume of natural gas and natural gas liquids they purchase from us, a decline in the price and market demand for natural gas and natural gas liquids, the incurrence of significant costs and liabilities in the future resulting from our failure to comply with new or existing environmental regulations or an accidental release of hazardous substances into the environment and other factors detailed in the company’s Securities and Exchange Commission filings.